Exhibit 21.1

List of Significant Subsidiaries of the Registrant (as of December 31, 2024)

Subsidiaries	Jurisdiction of Incorporation

OBOOK INC.* (歐簿客科技股份有限公司)	Taiwan

OWLSTAY INC.* (众樂股份有限公司)	Taiwan

OWLTING TRAVEL SERVICE INC.* (奥丁丁旅行社股份有限公司)	Taiwan

OWLTING USA, INC.	Delaware, United States

OWLNEST, INC.	Wyoming, United States

OWLTING JAPAN INC. * (OWLTINGJAPAN株式会社)	Japan

OWLPAYJAPAN INC.* (OWLPAYJAPAN株式会社)	Japan

OWLPAY HOLDINGS PTE. LTD.	Singapore

PAYNOW INC.* (立吉富線上金流股份有限公司)	Taiwan

OWLTING HK INC. LIMITED	Hong Kong

OWLTING EU LLC.* (OWLTING EU SPÓŁKA Z OGRANICZONĄ ODPOWIEDZIALNOŚCIĄ)	Poland

OWLTING MALAYSIA SDN. BHD.	Malaysia

OWLTING (THAILAND) CO., LTD.	Thailand

*	The English name of this subsidiary is a translated version of its name in the local language under which this subsidiary has been registered with applicable authorities.